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                                                                      Exhibit l

Metropolitan Life Insurance Company
11215 North Community House Road
Charlotte, NC 28277
                                                                  Barbara Stroz
                                                                 Vice President

                                April 13, 2016
MetLife Insurance Company USA
11225 North Community House Road
Charlotte, NC 28277

Ladies and Gentlemen:

Re: Equity Advantage VUL

In my capacity as Vice President of MetLife Insurance Company USA (the "Company"), I have provided actuarial advice concerning:

       The preparation of Post-Effective Amendment No. 2 to the registration statement on Form N-6 (File No. 333-200241) filed by MetLife Investors USA Variable Life Account A and the Company with the U.S. Securities and Exchange Commission under the Securities Act of 1933 with respect to variable life insurance policies (the "Registration Statement"); and

       The preparation of policy forms for the variable life insurance policies described in the Registration Statement (the "Policies").

It is my professional opinion that:

    1. The illustrations of death benefits, cash surrender values and cash values shown under "Partial Withdrawal" and in Appendix B of the Prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policies. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be correspondingly more favorable to prospective purchasers of Policies for male insureds, aged 35 in the underwriting class illustrated, than to prospective purchasers of Policies for insureds of other sexes or ages. Insureds in other underwriting classes may have higher cost of insurance charges.

    2. The calculation of surrender charges, face amounts and cash values shown in the Example under the heading "Surrenders and Partial Withdrawals - Partial Withdrawal" are accurate and consistent with the provisions of the Policies based on the assumptions stated in the Example.

    3. The illustration of net premiums shown under the heading "Charges - Deductions from Premiums" in the Prospectus contains the net premium amounts allocated to the Policy for a $4,000 premium.

    4. The maximum surrender charges shown in the examples of surrender charges under the heading "Charges - Surrender Charges" are the correct amounts.

I hereby consent to the filing of this opinion as an Exhibit to this Post-Effective Amendment to the Registration Statement and to the use of my name under the heading "Experts" in the Statement of Additional Information.

Sincerely,

/s/ Barbara Stroz
Barbara Stroz, F.S.A.
Vice President